Exhibit 99.2

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media – Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
January 3, 2006

Arch Coal Reports on Progress at West Elk Mine

SOMERSET, Colo. (January 3, 2006) – Arch Coal, Inc. today announced that its efforts to suppress the combustion-related event at the West Elk mine appear to have been successful. The company has restarted the ventilation system and has begun to re-power the mine in preparation for the resumption of operations there.

“While there is still a significant amount of work to be done, we are pleased to report that we have made solid progress toward the safe re-start of the mine,” said John W. Eaves, Arch Coal’s executive vice president and chief operating officer.

Gas readings inside the mine have been stable for several weeks now following West Elk’s effort to suppress the heating event. On Dec. 28, West Elk employees along with Mine Safety and Health Administration (MSHA) personnel conducted a successful excursion into the mine to further assess conditions. Several more successful excursions followed.

“These excursions were very productive and set the stage for ramping up the ventilation system and initiating the re-powering process,” Eaves said. “In addition, the excursion crews reported that the production equipment appears to be in generally good shape despite the extended period of inactivity.”

Full safety and repair crews have now entered the mine around the clock and are working to systematically re-power all of the circuits and equipment, de-water low spots and build seals.

Barring any change in conditions inside the mine, within the next 10 days West Elk employees are expected to resume the longwall move that was under way when the initial evacuation was necessitated. Following the completion of the move, West Elk will permanently seal the mined-out district where the combustion-related gases were detected.

“We want to again express our gratitude to the MSHA officials who have assisted with this effort,” Eaves said. “West Elk and MSHA personnel will continue to work closely and cooperatively to complete the restart of the mine in a safe and efficient manner.”

Arch estimates that the idling of the mine and the efforts to suppress the heating event had an adverse pre-tax impact of approximately $25 million to $35 million on fourth quarter results.

Arch has property and business interruption insurance and will be filing a claim under its policy as a result of the events at West Elk.

Mountain Coal Company’s West Elk mine typically produces more than six million tons of high-Btu, compliance-quality coal annually. The vast majority of that production is shipped to utilities that use West Elk coal as a fuel for electric generation.

St. Louis-based Arch Coal, Inc. (NYSE:ACI) is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.

Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements.